UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2014

Potbelly Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-36104

Delaware	36-4466837
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, 23rd Floor

Chicago, Illinois 60654

(Address of principal executive offices, including zip code)

(312) 951-0600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240 13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2014, the Board of Directors (the “Board”) of Potbelly Corporation (the “Company”) increased the size of the Board, and appointed Daniel Ginsberg, 61, as a member of the Board to fill a vacancy created by the increase. Mr. Ginsberg has been designated as a Class III director and will serve until the 2016 annual meeting of the Company’s stockholders or until his successor has been duly elected and qualified. Mr. Ginsberg has not been appointed to any committees of the Board at this time. Mr. Ginsberg is currently Chief Executive Officer of Dermalogica, a U.S.-based skincare brand, and has a comprehensive background in branding strategy, marketing, and advertising.

There are no arrangements or understandings between Mr. Ginsberg and any other persons pursuant to which he was selected as a director. Mr. Ginsberg will be eligible to receive the standard compensation paid to non-employee/non-investor directors for 2014, discussed below. Mr. Ginsberg will be indemnified by the Company pursuant to the Company’s Seventh Amended and Restated Certificate of Incorporation and Amended and Restated By-laws for actions associated with being a director. In addition, the Company has entered into an indemnification agreement with Mr. Ginsberg, which provides for indemnification to the fullest extent permitted under Delaware law. The indemnification agreement is substantially identical to the form of agreement executed by the Company’s other directors and executive officers.

On February 6, 2014, the Board approved the amount of non-employee/non-investor director compensation for 2014. In 2014, non-employee/non-investor directors may elect to receive (a) shares of unrestricted common stock of the Company (“Common Stock”) having a value of $40,000 at the time of grant plus $40,000 in cash or (b) shares of unrestricted Common Stock having a value of $80,000 at the time of grant.

A copy of the Company’s press release announcing the appointment of Mr. Ginsberg is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release issued by the Company on February 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2014	Potbelly Corporation

	By:	/s/ Matthew Revord
	Name:	Matthew J. Revord
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by the Company on February 17, 2014.